Exhibit 99.4

Pinnacle West Capital Corporation

Earnings Variance Explanations
For Periods Ended June 30, 2001 and 2000

These explanations are excerpted from Management's Discussion and Analysis of Financial Condition and Results of Operations in the Pinnacle West Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (the "June 2001 10-Q"). Throughout this discussion, we refer to specific "Notes" in the Notes to Condensed Consolidated Financial Statements in the June 2001 10-Q. These Notes add further details to this discussion. We suggest this section be read along with the June 2001 10-Q and the Pinnacle West Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Operating Results

The following table summarizes net income for the three, six and twelve months ended June 30, 2001 and the comparable prior year periods for Pinnacle West and each of its subsidiaries (millions of dollars):

	3 Months Ended		6 Months Ended		12 Months Ended
	June 30,		June 30,		June 30,
	-----------------------		----------------------		----------------------
	2001	2000	2001	2000	2001	2000
	-------	-------	-------	-------	-------	-------
Arizona Public Service (APS)	$ 70	$ 96	$ 134	$ 129	$ 312	$ 294
Pinnacle West Energy	1	(1)	1	(1)	--	(1)
APS Energy Services	--	(2)	(7)	(4)	(17)	(10)
SunCor	--	1	--	6	6	8
El Dorado	--	(3)	--	16	(14)	27
Parent company	(4)	(1)	1	(2)	1	(4)
	-------	-------	-------	-------	-------	-------
Income from continuing operations	67	90	129	144	288	314
Income tax benefit from discontinued operations	--	--	--	--	--	38
Extraordinary charge - net of income taxes of $94	--	--	--	--	--	(140)
Cumulative effect of a change in accounting -
net of income taxes of $2	--	--	(3)	--	(3)	--
	-------	-------	-------	-------	-------	-------
Net Income	$ 67	$ 90	$ 126	$ 144	$ 285	$ 212
	====	====	====	====	====	====

Operating Results - Three-month period ended June 30, 2001 compared with three-month period ended June 30, 2000

Our consolidated net income for the three months ended June 30, 2001 was $67 million compared with $90 million for the same period in the prior year. The decrease in net income of $23 million, or 26%, is primarily because of increases in purchased power and fuel costs, higher operations and maintenance expenses, reductions in retail electricity prices and miscellaneous factors. The positive factors partially offsetting these decreases were an increase in the contribution of wholesale power marketing activities, increases in other income and decreases in interest expense. See Note 6 for information on the price reductions.

Electric operating revenues increased approximately $541 million primarily because of:

  increased power marketing revenues related to trading and other wholesale activities ($422 million);
  increased wholesale revenues primarily related to higher prices for surplus generation sales ($107 million);
  higher retail sales volumes primarily related to weather impacts and customer growth, partially offset by lower average usage per customer ($13 million); and
  other miscellaneous factors ($6 million).

As mentioned above, these positive factors were partially offset by reductions in retail electricity prices ($7 million).

Purchased power and fuel expenses increased approximately $570 million primarily because of:

  increased power marketing costs related to trading and other wholesale activities ($413 million);
  increased costs related to wholesale sales of surplus generation ($71 million);
  increased costs related to higher retail sales volumes primarily related to higher purchased power and fuel prices and weather impacts ($33 million);
  higher replacement power costs primarily for increased plant outages ($31 million);
  replacement power costs related to the Palo Verde outage extension to replace fuel control element assemblies ($12 million); and
  a SFAS No. 133 adjustment related to changes in natural gas market prices ($10 million).

See Notes 9 and 10 for additional information on SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and on trading activities.

The increase in operations and maintenance expenses primarily related to the generation summer reliability program and increased power plant maintenance ($17 million) and increased pension and other costs ($8 million). See Note 18 for additional information on the generation summer reliability program.

Net other income increased $10 million primarily because of insurance recovery of environmental remediation costs.

Interest expense decreased by $6 million primarily because of increased capitalized interest resulting from our generation expansion plan. See Note 12 for information on the generation expansion plan.

Operating Results - Six-month period ended June 30, 2001 compared with six-month period ended June 30, 2000

Our consolidated net income for the six months ended June 30, 2001 was $126 million compared with $144 million for the same period in the prior year. In January 2001, we recognized a $3 million after-tax loss in net income as a cumulative effect of a change in accounting for derivatives. See Notes 9 and 10 for further discussion.

Income from continuing operations decreased $15 million, or 10% less than the comparable period in 2000, primarily because of increases in purchased power and fuel costs, higher operations and maintenance expenses, lower earnings from El Dorado, reductions in retail electricity prices and miscellaneous factors. The positive factors partially offsetting these decreases were an increase in the contribution of wholesale power marketing activities and a decrease in interest expense. See Note 6 for information on the price reductions.

Electric operating revenues increased approximately $1.0 billion primarily because of:

  increased power marketing revenues related to trading and other wholesale activities ($744 million);
  increased wholesale revenues primarily related to higher prices for surplus generation sales ($225 million);
  higher retail sales volumes primarily related to weather impacts and customer growth, partially offset by lower average usage per customer ($36 million); and
  other miscellaneous factors ($9 million).

As mentioned above, these positive factors were partially offset by reductions in retail electricity prices ($13 million).

Purchased power and fuel expenses increased approximately $961 million primarily because of:

  increased power marketing costs related to trading and other wholesale activities ($680 million);
  increased costs related to wholesale sales of surplus generation ($145 million);
  higher replacement power costs primarily for increased plant outages ($67 million);
  increased costs related to higher retail sales volumes primarily attributable to higher purchased power and fuel prices and weather impacts ($49 million);
  replacement power costs related to the Palo Verde outage extension to replace fuel control element assemblies ($12 million); and
  SFAS No. 133 adjustments related to changes in natural gas market prices ($8 million).

See Notes 9 and 10 for additional information on SFAS No. 133 and trading activities.

The increase in operations and maintenance expenses primarily related to the generation summer reliability program and increased power plant maintenance ($27 million), increased pension and other costs ($8 million) and a provision for credit exposure related to the California energy situation ($5 million). See Note 18 for additional information on the generation summer reliability program.

Net other income decreased by $26 million primarily because of a change in the market value of El Dorado's investment in a technology-related venture capital partnership (see Note 14) and other non-operating costs, partially offset by an insurance recovery of environmental remediation costs.

Interest expense decreased by $9 million primarily because of increased capitalized interest resulting from our generation expansion plan. See Note 12 for additional information on the generation expansion plan.

Operating Results - Twelve-month period ended June 30, 2001 compared with twelve-month period ended June 30, 2000

Consolidated net income for the twelve months ended June 30, 2001 was $285 million compared with $212 million for the same period in the prior year. The increase primarily relates to a $140 million after-tax extraordinary charge recorded in the third quarter of 1999, partially offset by a $38 million income tax benefit from discontinued operations (also recorded in the third quarter of 1999) and a $3 million after-tax loss for a cumulative effect of a change in accounting for derivatives recorded in 2001.

The extraordinary charge related to a regulatory disallowance that resulted from APS' comprehensive settlement agreement related to the implementation of retail electric competition (the "1999 Settlement Agreement") that was approved by the ACC. See Notes 5 and 6 for additional information about the regulatory disallowance and the 1999 Settlement Agreement.

The income tax benefit from discontinued operations resulted from the resolution of income tax matters related to a former subsidiary, MeraBank. See Note 13.

The cumulative effect of a change in accounting for derivatives resulted from the implementation of SFAS No. 133. See Notes 9 and 10.

Income from continuing operations for the twelve months ended June 30, 2001 decreased $27 million, or 9% less than the comparable prior-year period, primarily because of higher purchased power and fuel costs, decreased earnings from El Dorado, the completion of the amortization of investment tax credits ("ITC") in 1999, higher operations and maintenance expenses, reductions in retail electricity prices and miscellaneous factors. The positive factors partially offsetting these decreases were an increase in the contribution of wholesale power marketing activities and weather impacts. See Note 6 for information on the price reductions. See "Income Taxes" below for a discussion of the ITC amortization.

Electric operating revenues increased approximately $2.0 billion because of:

  increased power marketing revenues related to trading and other wholesale activities ($1.69 billion);
  increased wholesale revenues primarily related to higher prices for surplus generation sales ($235 million);
  increases in the number of customers and the average amount of electricity used by customers ($51 million); and
  weather impacts on retail revenues ($48 million).

These positive factors were partially offset by reductions in retail electricity prices ($28 million).

Purchased power and fuel expenses increased approximately $1.92 billion primarily because of:

  increased power marketing costs related to trading and other wholesale activities ($1.63 billion);
  increased costs related to wholesale sales of surplus generation ($102 million);
  higher replacement power costs primarily for increased plant outages ($106 million);
  higher costs related to retail sales volumes and to purchased power and fuel prices ($45 million);
  replacement power costs related to the Palo Verde outage extension to replace fuel control element assemblies ($12 million);
  weather impacts on purchased power and fuel ($12 million); and
  SFAS No. 133 adjustments related to changes in natural gas market prices ($8 million).

See Notes 9 and 10 for additional information on SFAS No. 133 and trading activities.

The increase in operations and maintenance expenses primarily related to generation summer reliability programs and increased power plant maintenance ($35 million), increased pension and other costs ($11 million), and provisions for credit exposure related to the California energy situation ($10 million), partially offset by approximately $15 million of non-recurring items recorded in 1999. See Note 15 for information on the California energy market issues. See Note 18 for additional information on the generation summer reliability program.

Net other income decreased $67 million primarily because of a change in the market value of El Dorado's investment in a technology-related venture capital partnership (see Note 14) and other non-operating costs offset by an insurance recovery of environmental remediation costs.

Interest expense decreased by $12 million primarily because of increased capitalized interest resulting from our generation expansion plan. See Note 12 for additional information on the generation expansion plan.

Income Taxes

As part of a 1994 rate settlement, APS accelerated amortization of substantially all of its ITCs over a five-year period that ended on December 31, 1999. The amortization of ITCs decreased annual consolidated income tax expense by approximately $24 million. Beginning in 2000, no further benefits were being reflected in income tax expense related to the acceleration of the ITCs.